Exhibit 8.3

10th Floor, China World Tower, No.1 Jianguo Menwai Avenue, Beijing 100004, China

Tel: (86-10) 5706-8585 Fax: (86-10) 6518-5057, 8515-0267

NQ Mobile Inc.

No. 4 Building

11 Heping Li East Street

Dongcheng District

Beijing 100013

People’s Republic of China

(86-10) 8565-5555

Re: NQ Mobile Inc. Follow-on Public Offering

May 10, 2012

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this legal opinion, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and the region of Taiwan) and as such are qualified to issue legal opinions on the PRC laws, regulations or rules effective on the date hereof.

We are acting as the PRC counsel for NQ Mobile Inc., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the proposed follow-on public offering of certain number of its American Depositary Shares (the “ADSs”), each ADs representing five Class A common shares, par value US$0.0001 of per share (the “Common Shares”) as set forth in Company’s Registration Statement on Form F-1 (the “Registration Statement”), which will include a prospectus, initially filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, on May 10, 2012 (the “Offering”), and the listing of the Company’s ADSs on the New York Stock Exchange (the “Listing”, and together with the Offering, the “Transaction”). We have been requested to give this opinion as to the matters set forth above. We understand that an underwriting agreement (the “Underwriting Agreement”) will be executed by and among the Company and the several underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement. We also understand that a deposit agreement (the “Deposit Agreement”) will be executed by and among the Company, Deutsche Bank Trust Company Americas, as depositary (the “Depositary”), and holders and beneficial owners from time to time of ADSs issued thereunder. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Underwriting Agreement and the Deposit Agreement.

For the purpose of rendering this legal opinion (the “Opinion”), we have reviewed the registration statement, as amended when it became effective, including the information deemed to be a part thereof as of such time (the “Registration Statement”) and the Prospectus. In addition, we have reviewed the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Group Companies (as defined herein) and such other documents, corporate records, certificates issued and representations made by relevant government officials of the PRC and have made such inquiries as we have deemed appropriate as a basis for the opinions expressed herein.

In rendering this legal opinion, we have assumed that (i) all documents submitted to us as copies confirm to their originals and all documents submitted to us as originals are authentic; (ii) all signatures, seals and chops on such documents are genuine; (iii) all documents have been validly authorized, executed and delivered by all of the parties thereto, other than the Company and its subsidiaries; (iv) all facts and information stated or given in such documents are true and correct and no material information is withheld or omitted by the Company or the PRC Companies as disclosed in the Prospectus that is relevant for the purpose of issuing this legal opinion; (v) each of the documents and the corporate minutes and resolutions presented to us remains in full force and effective up to the date of this opinion and has not been varied, amended, cancelled or revoked, except as noted therein; (vi) all documents constitute legal, valid, binding and enforceable obligations on the parties thereto under the laws (other than the PRC Laws) by which they are expressed to be governed; (vii) the due compliance with, the legality, validity, effectiveness and enforceability under, all laws other the PRC Laws. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have received (including, without limitation, the accuracy of the representations and warranties of the Company and the PRC Companies). To the extent applicable, we have relied on certificates of responsible officers as to certain matters of fact (but not as to legal conclusions).

This legal opinion is rendered on the basis of the PRC Laws effective as at the date hereof. We do not purport to be an expert on, generally familiar with, or qualified to express legal opinions based on, any laws other than the PRC Laws. Accordingly, we express no opinion on the laws of any jurisdiction other than the PRC. Furthermore, there is no guarantee that any such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

The following terms as used in this legal opinion are defined as follows:

“Control Agreements”	means the agreements set forth in “Corporate Structure” sections of the Prospectus, as listed in Schedule 2 of this Opinion.

“CSRC”	China Securities Regulatory Commission.

“Group Companies”	means the Company, NetQin Mobile US Inc., NQ Mobile AG, the Hong Kong Subsidiary, the Taiwan Subsidiary, and the PRC Companies.

“Government Agency”	means any competent government authorities, courts, arbitration commissions or regulatory bodies of the PRC.

“Governmental Authorization”	means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Government Agency.

“Hong Kong Subsidiary”	means NetQin International Ltd., a company incorporated under the laws of Hong Kong and of which 100% equity interest is directly owned by the Company.

“Intellectual Property”	means trademarks, trade names, patent rights, copyrights, computer software, domain names, licenses, trade secrets, inventions, technology, know-how and other intellectual property and similar rights.

“Material Adverse Effect”	means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the conditions (financial or otherwise), business, properties or results of operations or prospects of the Group Companies taken as a whole.

“M&A Rule”	Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors
promulgated by six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration
for Taxation, the State Administration for Industry and Commerce, CSRC and the State
Administration of Foreign Exchange of the PRC, which became effective on
September 8, 2006 and amended on June 22, 2009.

NQ Mobile AG	means NQ Mobile International AG, a company incorporated under the laws of Switzerland and of which 85% equity interest is directly owned by the Company and 15% equity interest is owned by the Company’s director and co-chief executive officer, or Co-CEO , Mr. Omar Sharif Khan.

“PRC Individuals”	means Yu Lin (PRC ID number 352124197612060013), Wenyong Shi (PRC ID number 352124197711280513) and Xu Zhou (PRC ID number 110104690310301).

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“PRC Companies”	means the PRC Wholly Owned Subsidiary, PRC Subsidiary, and the Variable Interest Entity.

“PRC Wholly Owned Subsidiary”	or “NetQin Beijing”, means NetQin Mobile (Beijing) Co., Ltd. , a company incorporated under the PRC Laws.

“PRC Subsidiary”	means QingYun (Tianjin) Venture Investment Management Co., Ltd. , a company incorporated under the PRC Laws.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Renminbi”	means the lawful currency of the PRC.

“SAFE Rules”	means the Circular on Issues Relating to the Administration of Foreign Exchange in
Fund-Raising and Reverse Investment Activities of Domestic Residents Conducted via
Offshore Special Purpose Companies issued by the State Administration of Foreign
Exchange of the PRC on October 21, 2005 and related rules and regulations.

“Taiwan Subsidiary”	means Taiwan NetQin Technology Limited, a company incorporated under the laws of Taiwan and of which 100% equity interest is directly owned by the Company.

“U.S. dollars”	means the lawful currency of the United States of America.

“Variable Interest Entity”	or “Beijing Technology”, means Beijing NetQin Technology Co., Ltd. , a company incorporated under the PRC Laws.

Based on the foregoing and the disclosures made to us by the Group Companies, after our due inquiries, we are of the opinion that:

(i)	Incorporation and Existence of PRC Companies. The PRC Wholly Owned Subsidiary has been duly organized and validly exists as a limited liability company, with the status of PRC legal person and in good standing under the PRC Laws. Each of the Variable Interest Entity and the PRC Subsidiary has been duly organized and validly exists as a limited liability company, with the status of PRC legal person and in good standing under the PRC Laws.

The articles of association and business license of each of the PRC Companies comply with the requirements of the PRC Laws and are in full force and effect. To our best knowledge after due inquiries, the business carried out by each PRC Company complies with its articles of association in effect and is within the business scope descried in its current business license in all material respects.

All of the registered capital in each PRC Company have been duly registered with the competent authorities. All of the registered capital of each PRC Company as set forth in Schedule 1 has been fully and timely paid up in accordance with the PRC Laws and their respective articles of association. Each of the PRC Companies has duly obtained all necessary Governmental Authorizations that are required under the PRC Laws for the ownership interest by its respective shareholders as set out in Schedule 1 hereto of its equity interests. All of the equity interests of each of the PRC Companies are legally owned directly by the entities or individuals in the percentages as set out in Schedule 1 hereto after the respective names of the PRC Companies. To the best of our knowledge after due inquiries, all of the equity interests of each of the PRC Companies are free and clear of all liens, charges or any other encumbrances, equities or claims and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Companies, except for those pursuant to the Control Agreements described in the “Corporate Structure” section of the Prospectus.

(ii)	Business. Except as disclosed in the Prospectus, each of the PRC Companies has full legal right, power and authority (corporate and other) to own, use, lease and operate assets and to conduct its business in the manner presently conducted and as described in the Prospectus and has all necessary Governmental Authorizations to own, use, lease and operate assets and to conduct its business in the manner presently conducted and as described in the Prospectus, except for those which would not have, individually or in the aggregate, a Material Adverse Effect and such necessary Governmental Authorizations contain no materially burdensome restrictions or conditions not described in the Prospectus. To the best of our knowledge after due inquiries, (A) each of the PRC Companies is in compliance with the provisions of such necessary Governmental Authorizations in all material respects; (B) none of the PRC Companies has received any notification of proceedings relating to the modification, suspension or revocation of any such Governmental Authorizations, and (C) no circumstances have arisen such that any of such Governmental Authorizations may be revoked, suspended, cancelled or withdrawn or (where relevant) cannot be renewed upon its expiration date.

(iii)	Corporate Structure. The description of the corporate structure of the PRC Companies and the Control Agreements set forth in “Corporate Structure” and “Related Party Transactions—Contractual Arrangements” sections of the Prospectus are true and accurate in all material respects and nothing has been omitted from such description which would make the same misleading in any material respects. We have advised that Company that, (A) the ownership structures of the consolidated Variable Interest Entity, PRC Wholly Owned Subsidiary and PRC Subsidiary in China, both currently and after giving effect to this offering, comply with all existing PRC laws and regulations; (B) the contractual arrangements among NetQin Beijing and Beijing Technology and the shareholders of Beijing Technology that are governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect; and (C) each of the PRC Companies has all necessary corporate power and authority to conduct its business as described in its business scope under its business license. The business licenses of the PRC Companies are in full force and effect.

(iv)	Statements in the Prospectus. The statements set forth in the Prospectus under the captions “Prospectus Summary,” “Risk Factors,” “Dividends Policy,” “Corporate Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Enforceability of Civil Liabilities,” “Business,” “Regulation,” “Management,” “Related Party Transactions,” “Description of Share Capital,” and “Taxation,” (other than the financial statements and related schedules and other financial data contained therein as to which we express no opinion) to the extent such statements describe or summarize PRC legal or regulatory matters under documents, agreements or proceedings governed by the PRC Laws, are true and accurate in all material respects, and nothing has been omitted from such statements which would make the statements, in light of the circumstances under which they were made, misleading in any material aspect.

(v)	M&A Rules. We have advised the Company, except as disclosed in the Prospectus, as of the date hereof, the Company was not and is not required under the M&A Rule and other relevant PRC Laws to obtain the approval of the CSRC for the issuance and sale of the offered ADSs, the Offering or the consumption of the transactions contemplated by the Underwriting Agreement and the Deposit Agreement in relation to the Offering, because (1) the Company established the PRC Wholly Owned Subsidiary as a foreign-invested enterprise by means of direct investment and not through a merger or acquisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rule, and (2) there is no provision in the M&A Rule that classifies contractual arrangements described under “Our Corporate Structure” and “Related Party Transactions—Contractual Arrangements” sections of the Prospectus as kind of merger and acquisition transaction falling under the M&A Rule. However, uncertainties still exist as to how the M&A Rule will be interpreted and implemented and this Opinion summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to M&A Rule.

(vi)

Compliance with PRC Law. Except as disclosed in the Prospectus, to the best of our knowledge after due and reasonable inquires, each of the PRC Companies is currently in compliance with all applicable PRC Laws in all material aspects, or such as do not, individually or in the aggregate, have a material adverse effect on the results of operations or position, financial or otherwise, of the Company or the PRC Companies, taken as a whole. The issuance, sale and delivery of the ADSs and the Shares underlying the ADSs by the Company as described in the Registration Statement will not conflict with, or result in a breach or violation of, the provisions of any applicable PRC Laws.

(vii)	Enforceability of Civil Procedures. We have advised the Company that there is uncertainty as to whether the courts of the PRC would: (A) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (B) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

We have advised the Company further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or the directors and officers of the Company if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest.

(viii)	No Sovereign Immunity. We have advised the Company that, none of the PRC Companies or any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, the jurisdiction of any court in the PRC, enforcement of any judgment.

(ix)

Tax Matters. We have advised the Company that foreign ADS holders may be subject to a 10% withholding tax upon dividends payable by the Company, if such income is sourced from within the PRC. Under the Enterprise Income Tax Law of 2007 dated March 16, 2007, or the New EIT Law and the Implementation Regulations of the Enterprise Income Tax Law dated December 6, 2007, an enterprise established outside the PRC with its “de facto management body” within the PRC is considered a resident enterprise. The “de facto management body” of an enterprise is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. It remains unclear how the PRC tax authorities will interpret such a broad definition. Although the Company is incorporated in the Cayman Islands, substantially all of the Company’s management members are based in the PRC.

It remains unclear how the PRC tax authorities will interpret the PRC tax resident treatment of an offshore company controlled by PRC individuals, like the Company.

The opinion set forth under “Taxation” of the prospectus included in the Registration Statement, as it relates to matters of PRC tax law, is the opinion of Jincheng Tongda & Neal.

This Opinion is rendered to you and is intended to be used in the context which is specifically referred to herein and solely for the benefit of the Company in connection with the Transaction and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

We hereby consent to the filling of this Opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of and references to our name under the captions “Risk Factors”, “Enforceability of Civil Liabilities”, “Regulation”, “Taxation” and “Legal Matters” in the Prospectus included in the Registration Statement.

We hereby further consent to the summarization of our opinions under the captions “Risk Factors”, “Enforceability of Civil Liabilities”, “Regulation” and “Taxation” in the form and context in which they appear in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

[Remainder of this page is intentionally left blank. The signature appears on the following page.]

Signature page to the PRC Legal Opinion in connection with NQ Mobile Inc. Follow-on Public Offering

Yours faithfully,

/s/ Jincheng Tongda & Neal Law Firm

Jincheng Tongda & Neal Law Firm

SCHEDULE 1

List of PRC Companies and Their Shareholding Information

	Full Name	Registered Capital	Shareholder(s)	Shareholding Percentage(s)
1.	NetQin Mobile (Beijing) Co., Ltd.	USD50million	Hong Kong Subsidiary	100%

2.	Beijing NetQin Technology Co., Ltd.	RMB10million	Yu Lin	52%
			Wenyong Shi	33.25%
			Xu Zhou	14.75%

3.	Qinyun (Tianjin) Venture Investment management Co., Ltd.	RMB10million	Beijing NetQin Technology Co., Ltd	100%

S-1

SCHEDULE 2

List of Control Agreements

(1)	Exclusive Technical Support Service Agreement, dated as of June 5, 2007, between NetQin Beijing and Beijing Technology.

(2)	Equity Disposition Agreement, dated as of June 5, 2007, among Beijng Technology and its Shareholders and NetQin Beijing.

(3)	Share Transfer Agreement, dated as of June 5, 2007, among Beijng Technology and its Shareholders and NetQin Beijing.

(4)	Business Operation Agreement, dated as of June 5, 2007, among Beijng Technology and its Shareholders and NetQin Beijing.

(5)	Equity Interest Pledge Agreement, dated as of August 6, 2007, among Lin Yu, Zhou Xu, Shi Wenyong and NetQin Beijng.

(6)	Supplemental to the Equity Interest Pledge Agreement, dated as of December 15, 2007, among Lin Yu, Zhou Xu, Shi Wenyong and NetQin Beijng.

(7)	Loan Agreements, dated as of June 5, 2007, as amended, among NetQin Beijing, NQ Mobile Inc. then known as NetQin Mobile Inc. and the shareholders of Beijing Technology

(8)	Conformation Letter for the Loan, dated as of January 5. 2011, among NetQin Beijing, NQ Mobile Inc. then known as NetQin Mobile Inc., Lin Yu, Zhou Xu, and Shi Wenyong.

(9)	Supplemental to the Exclusive Technical Support Service Agreement, dated as of January 5. 2011, between NetQin Beijing and Beijing Technology

(10)	Acknowledgement in connection with Capital Contribution, dated as of January 5. 2011, by Lin Yu, Zhou Xu, and Shi Wenyong.

(11)	Acknowledgement in connection with Equity Pledge Registration, dated as of January 5. 2011, by Lin Yu, Zhou Xu, and Shi Wenyong.

S-2